Exhibit 10.21

January 31, 2016
Fred Kohout
xxxxxxxx
xxxxxx, WA xxxxx

Dear Fred,

We are very pleased to extend this offer to join Cray lnc. as a SVP and Chief Marketing Officer (CMO), reporting to Peter Ungaro, President and CEO. Your start date is TBD, but expected in February, 2016. Your starting salary will be $300,000 annually (salary is payable bi-weekly and is referred to in annual terms as a convenience and does not constitute a commitment of continued employment).

You are eligible to participate in the Cray Executive Bonus Plan. Your target award for 2016 is 65% of eligible base salary (prorated for the percentage of the year you are employed at Cray). The amount of the final award is determined by company and organization performance and may include individual performance against goals.

The Company will also pay you a signing bonus of $25,000 (minus applicable taxes and withholdings) as soon as practicable following your start date. In the event you voluntarily leave the Company or are terminated for “Cause” (as defined in the Executive Severance Policy) (1) within the first 12 months of employment you must repay the gross value of the signing bonus and (2) between 12 and 24 months you must repay 50% of the gross value of the signing bonus, in each case within 14 days of your termination date. You hereby agree that Cray may withhold as much of this repayment obligation as is feasible from any final payments to you (including, but not limited to, unpaid salary or unreimbursed expenses), and that you will reimburse any remainder within 14 days of your termination date.

ln connection with your hire and subject to approval of the Compensation Committee of Cray's Board of Directors (the “Compensation Committee"), you will receive an initial equity grant of 12,500 time-vesting restricted stock units (vesting 25% after each year subject to continuous service requirements) and 12,500 time-vesting options (vesting 25% after the first year and monthly thereafter for the remaining three years subject to continuous service requirements). You will also receive performance vesting equity (the “Performance Equity”) with terms comparable to that given to other executive recipients and reflecting a number of restricted stock units approximately equal to $1,000,000 divided by the closing price of Cray stock on the day prior to the grant of the Performance Equity, subject to the approval of the Compensation Committee.

All grants, including the initial grants and the Performance Equity, will be pursuant to the terms of the 2013 Cray Equity Plan and contingent upon approval of each grant by the Compensation Committee. Obviously, we all hope that Cray prospers and that the Company's stock reflects that success.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee lnvention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

You represent that your signing of this offer letter, any agreement(s) concerning equity granted to you, under the Company's applicable equity plan and the Company's Employee lnvention Assignment and Confidentiality Agreement and your employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Furthermore, to the extent that your representation to this effect is based on a waiver of or release from any agreement currently in place between yourself and current or past employers, you will provide a copy of that waiver or release to Cray prior to the commencement of your employment with Cray, and this offer will be contingent upon Cray determining, in its sole discretion, that such waiver is adequate for Cray’s purposes.

As a full time employee, you will be eligible for the standard full-time employee benefits package, which currently includes:

•	Medical, Dental, Vision, Short and Long Term Disability, Life, Flexible Spending and Employee Assistance Plan

•	A 401k Plan

•	Education/tuition reimbursement program

ln addition, we know that your dedication and commitment to Cray will result in a work schedule that can be unpredictable and demanding at times. As a result, we encourage you to take time off as needed, within reason and subject to approval of your manager, as no set vacation, sick and personal holiday accruals are mandated for employees of your classification in the company.

Your salary and other compensation are subject to periodic modification and, with the exception of the "employment at-will" policy discussed herein, the Company may from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an "Employment Eligibility Certification"* attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement.

This offer is contingent upon successful completion of a pre-employment background investigation.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

To indicate your acceptance of this offer, please sign and return one copy of this letter to confidential fax number, 206-701-xxxx. If you have any questions, please feel free to call me at 206-701- xxxx.

Sincerely,

/s/ Peter J. Ungaro

Peter J. Ungaro
President and CEO
Cray Inc.

Accepted By:         /s/ Frederick A. Kohout            Date:    2/9/2016
Fred Kohout

*This includes I-9 and E-Verify

An Affirmative Action, Equal Opportunity Employer